AMENDED AND RESTATED
TECHNOLOGY LICENSE AGREEMENT

This Amended and Restated Technology License Agreement (the "Agreement") is entered into as of February 26, 2013 (the "Effective Date"), by and between Bio-Tech Medical Software, Inc., a Florida corporation with an address of 2805 E. Oakland Park Blvd., Suite 250, Fort Lauderdale, Florida, 33306 (“Licensor”) and Medbox, Inc., a Nevada corporation with an address at 8439 W. Sunset Blvd., West Hollywood, California, 90069, (“Licensee”).  Licensor and Licensee are sometimes referred to herein collectively, as the “Parties” and individually, as a “Party.”

RECITALS

WHEREAS, Licensee has developed and holds all Intellectual Property Rights in and to the Software; and

WHEREAS, effective as of February 8, 2013, the Parties entered into a Stock Purchase Agreement (the “Original SPA”) and pursuant thereto, a Technology License Agreement with respect to the Software (the “Original License Agreement”); and

WHEREAS, effective as of February 26, 2013, the Parties have entered into an Amended and Restated Stock Purchase Agreement, which amended and restated the Original SPA in its entirety and pursuant to which the Parties are entering into this Agreement, which amends and restates the Original License Agreement in its entirety; and

WHEREAS, pursuant to this Agreement, Licensor is granting to Licensee a non-exclusive royalty-free license to incorporate the Software in Licensee’s Production Hardware Environment in the Territory, subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.	Definitions.

In addition to capitalized terms defined elsewhere herein, the following capitalized terms will have the meanings set forth next to each:

1.1           “Affiliate” means a person or entity which controls, is controlled by or is under common control with a Party or any other person or entity.

1.2           “Applicable Laws” means all applicable  laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of any regulatory authorities or other governmental authorities that may be in effect from time to time in any relevant legal jurisdiction in the Territory.

1.3           “Documentation” means all user documentation provided by Licensor to Licensee or made generally available by Licensor, as well as any specifications for the Software provided by or agreed to by Licensee.

1.4           “Intellectual Property Rights” means (a) all patents, patent rights, patent applications, and patent disclosures, (b) all inventions (whether or not patented, patentable or reduced to practice), and all modifications, derivative works and improvements thereto, (c) all trademarks, service marks, trade dress, logos, and trade names, (d) all copyrights, (e) all trade secrets and other protectable confidential information, and (f) all other proprietary rights relating to the Software which are owned by Licensor, including without limitation those set forth on Exhibit A hereto.

1.5           “Production Hardware Environment” means Licensee’s biometric cannabis (marijuana) dispensing machines.

1.6           "Software" means Licensor’s biometric cannabis (marijuana) inventory tracking software in the version in place as of the Effective Date and all updates and upgrades that are made generally available.

1.7           “Territory” means the United States of America, its territories and possessions.

2.	Licensed Rights.

2.1           License Grant.  Subject to Licensee’s compliance with the terms and conditions set forth in this Agreement, Licensor grants to Licensee and its Affiliates a royalty-free, fully paid, non-exclusive, nontransferable, right and license to the Software in the Territory, solely for use in conjunction with and incorporated into Licensee’s Production Hardware Environment.

2.2           Sublicenses.  Licensee will not have the right to grant sublicenses under this Agreement in the Territory to third parties, who manufacture, license, market, sell, distribute, own and operate Licensee’s Production Hardware Environment.

2.3           Disclaimers.  THE SOFTWARE SHALL OPERATE AND FUNCTION IN ALL MATERIAL RESPECTS IN ACCORDANCE WITH THE DOCUMENTATION, WHICH DOCUMENTATION SHALL BE ACCURATE OR COMPLETE IN ALL MATERIAL RESPECTS.  LICENSOR DOES NOT WARRANT THAT THE VALIDITY OF ANY OF THE INTELLECTUAL PROPERTY RIGHTS OR THAT PRACTICING THE INVENTIONS CLAIMED UNDER THE INTELLECTUAL PROPERTY RIGHTS WILL BE FREE OF INFRINGEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.3, LICENSEE ON BEHALF OF ITSELF AND ITS SUB-LICENSEES AGREES THAT THE SOFTWARE AND THE INTELLECTUAL PROPERTY RIGHTS ARE LICENSED “AS IS,” AND LICENSOR NEITHER MAKES NOR HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF THE SOFTWARE INCLUDING ITS SAFETY, EFFECTIVENESS OR COMMERCIAL VIABILITY.  EXCEPT AS SET FORTH IN THIS SECTION 2.3 LICENSOR DISCLAIMS ALL WARRANTIES WITH REGARD TO THE SOFTWARE, INCLUDING ALL WARRANTIES, EXPRESS OR IMPLIED, OF WITH RESPECT TO FUNCTIONAL CONDITION PERFORMANCE OPERABILITY OR USE OF THE SOFTWARE ON ITS MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.  LICENSEE ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSE BY THE SOFTWARE, USED OR SOLD BY LICENSEE OR ITS SUB-LICENSEES.

3.	Term and Termination.

3.1           Term.  This Agreement is effective as of the Effective Date, and will remain in full force and effect until expiration of the patents and know-how included in the Intellectual Property Rights, unless otherwise earlier terminated as provided in this Section 3.

3.2           Termination Rights and Events.

(a)  Mutual Agreement.  This Agreement will terminate upon the mutual written agreement of the Parties.

(b)  Failure to Meet Payment Obligations Under the SPA Agreement.  Licensor will have the right to terminate this Agreement upon fifteen (15) days’ written notice to Licensee if Licensee fails to make any payment of the Cash Purchase Price (as defined in the SPA) when due, unless such breach is cured with such fifteen (15) day period.

(c)  Other Breach by Licensee.  Licensor will have the right to terminate this Agreement upon fifteen (15) days’ written notice to Licensee, if Licensee is in breach of any other provision of this Agreement, unless such breach is cured within such fifteen (15) day period.

(d)  Contesting the Validity of the Licensed Patents.  In the event Licensee commences any action court or administrative action that challenges the validity of any or all of the patents included in the Intellectual Property Rights during the Term, this Agreement shall automatically terminate effective as of the date Licensee commences any action.

(e)  Financial Difficulties.  Either Party will have the right to terminate this Agreement immediately upon written notice to the other Party, if that other Party becomes involved in financial difficulties as evidenced:

(i)      by its commencement of a voluntary case under any applicable bankruptcy code or statute, or by its authorizing, by appropriate proceedings, the commencement of such a voluntary case;

(ii)  by its failing to receive dismissal of any involuntary case under any applicable bankruptcy code or statute within ninety (90) days after initiation of such action or petition;

(iii)                   by its seeking relief as a debtor under any applicable law of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by consenting to or acquiescing in such relief;

(iv)                   by the entry of an order by a court of competent jurisdiction finding it to be bankrupt or insolvent, or ordering or approving its liquidation, reorganization, or any modification or alteration of the rights of its creditors or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property or assets; or

(v)       by its making as assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

The failure by a Party to exercise its right to terminate this Agreement pursuant to this Section 3.2 in the event of any occurrence giving rise thereto will not constitute waiver of the rights in the event of any subsequent occurrence.

3.3           Effect of Termination.

(a)           The provisions of Sections 3.3, 4, 5, 6, 7 and 8 of this Agreement will survive any termination of this Agreement, except as otherwise provided herein.

(b)           Upon termination of this Agreement, all rights, privileges and licenses granted by Licensor to Licensee will immediately terminate and revert to Licensor and Licensee will thereafter not make any use whatsoever of the Software.

4. No Reverse Engineering; No Derivative Works; No Illegal Activities; Compliance with Applicable Laws.  Licensee agrees not to directly or indirectly modify, reverse engineer, adapt, disassemble or decompile the Software, or any portion thereof, or create derivative works based on the Software or any part thereof.  Licensee shall not modify any intellectual property notices contained in the Software.  License agrees to use the Software only to engage in legal activities and will use it only in compliance with Applicable Laws.

5. Ownership.  Licensee acknowledges that all copies of the Software in any form and the Intellectual Property Rights embodied therein are the sole property of Licensor. Licensee shall have no right, title or interest to any such Software, modifications or derivatives of the Software or copies thereof, except as provided in this Agreement.   Licensor acknowledges that all use of the Software shall inure to the benefit of Licensor.

6.	Infringement of Intellectual Property Rights.

6.1           Notification.  Each Party will notify the other promptly in writing when any infringement of the Intellectual Property Rights by a third party is uncovered or suspected.

6.2           Licensor’s Enforcement Rights.  Licensor shall have the sole right to enforce the Intellectual Property Rights.  Licensee will, at Licensor’s expense, reasonably cooperate with Licensor with respect to such enforcement.

7.	Confidential Information.

7.1           Confidential Information Defined.  The Parties recognize that each may have disclosed to and received from the other, and may disclose to and receive from each other prior to the Effective Date and from time to time during the Term, certain information, regardless of form, concerning the operation, business, financial affairs, products, customers, technical and business information, or other aspects of each other and their respective affiliates that may not be accessible or generally known to the public (“Confidential Information”).

7.2           Nondisclosure.  For the protection of Confidential Information, the Parties agree that Confidential Information acquired by any Party from the other Party will not be disclosed and will only be used as reasonably necessary for each Party to perform its obligations, or enjoy its rights, that are provided under this Agreement; provided, however, that the Confidential Information will not be published or disclosed by such Party to any other person or entity (except to legal counsel, in confidence), in any manner whatsoever, without the prior written approval of the other Party. Each Party shall, and shall cause its employees, agents, and every other person and entity it employs in connection with this Agreement, to protect and safeguard the Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the Confidential Information as such Party uses to protect its own confidential or proprietary information of a like nature.

7.3           Disclosure in Judicial or Governmental Process.  In the event that either Party receives any demand from any third party for the disclosure of any Confidential Information, or is directed to disclose any portion of any Confidential Information received from the other Party in conjunction with a judicial or governmental proceeding or arbitration, then the Party requested or directed to make such disclosure shall immediately notify the other Party. Each Party agrees to provide the other Party with reasonable cooperation and assistance in securing a suitable protective order and in taking any other steps to preserve the confidentiality of such Confidential Information, but will not be in breach for complying with any legal obligation to disclose such Confidential Information.

7.4           Exceptions.  The Parties agree that “Confidential Information” received by a Party shall not include:

(a)           information that was rightfully in the possession of the receiving Party prior to such disclosure of the otherwise Confidential Information of the other Party;

(b)           any information that becomes rightfully known to the receiving Party, without confidential or proprietary restrictions, from a source independent of and not in privy with the other Party, and that is disclosed to the receiving Party without breach of any confidentiality obligations, such information no longer being Confidential Information at such time of becoming rightfully known to the receiving Party; or

(c)           any information that, as evidenced by its ordinary business records,  is developed independently by the receiving Party without use of or reference to any of the Confidential Information received by such Party and without violation of any confidentiality restriction, such information no longer being Confidential Information at such time of independent development by the receiving Party.

7.5           Injunctive Relief.  Each Party acknowledges that any unauthorized disclosure or use of the Confidential Information would cause the other Party imminent irreparable injury and that such Party shall be entitled to, in addition to any other remedies available at law or in equity, seek injunctive relief in the event the event of a breach or a threatened breach by the other Party or its obligations under this Section 7, without the necessity of posting a bond or other security.

8.	Indemnification.

8.1           Indemnification.  Licensee and its Sublicensees will defend, indemnify and hold harmless Licensor, its officers, directors, employees, agents, heirs, successors, assigns and representatives, (each an “Indemnitee”) from and against any and all losses, damages, judgments, settlements, costs and expenses (including reasonable attorneys’ fees) arising out of or incidental to any lawsuit, claim, demand or other action brought by or asserted by a third party resulting from or relating to any of the following (each an “Indemnification Claim”): (a) the negligence or willful misconduct of Licensee and/or its Sublicensees; (b) any material breach by Licensee of any obligation, representation, warranty, or covenant set forth in this Agreement; or (c) the failure to comply with Applicable Laws by Licensee or any of its Sublicensees; and/or (d) any allegation that personal injury or death, or any damage to any property, was caused or allegedly caused by a defect in the Software; and/or (e) any product liability claims related to the Software.  Each Indemnitee is a third party beneficiary hereunder with respect to Sections 8.1 and 8.2.

8.2           Process for Indemnification. If an Indemnitee asserts an Indemnification Claim under this Agreement, then Licensor (and/or another Indemnitee) will notify Licensee in writing promptly upon becoming aware of any claim that it believes to be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice will not relieve Licensee of its indemnification obligation under this Agreement except and only to the extent that Licensee is actually prejudiced as a result of such failure to give notice). Licensee will have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by Licensee and reasonably acceptable to Licensor; provided, however, that an Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by Licensee would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If Licensee does not assume the defense of the Indemnification Claim as described in this Section 8.2, the Indemnitee may defend the Indemnification Claim but will have no obligation to do so. The Indemnitee will not settle or compromise the Indemnification Claim without the prior written consent of Licensee, and Licensee will not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on the Indemnitee’s interests, without the prior written consent of the Indemnitee, which consent, in each case, will not be unreasonably withheld, delayed, or conditioned. The Indemnitee will reasonably cooperate with Licensee at Licensee’s expense and will make available to Licensee all pertinent information under the control of the Indemnitee, which information will be considered Confidential Information hereunder.

9. Updates.  Licensor has the right, but no obligation, to periodically update the Software, at its complete discretion, without the consent or obligation to Licensee or any licensee or user.  Licensor shall provide Licensee with any updates to the Software in accordance with the terms of this Agreement.

10.	Custom Engineering and Additional Services.

10.1           Custom Engineering.  Licensee may from time to time during the Term, request from Licensor changes, enhancements, improvements, additional features and or functionality be added to the Software. Licensor may, at its sole discretion agree to make such changes to the Software on such terms as may then be negotiated and agreed to by the Parties in an amendment to this Agreement or in a separate agreement. All such changes, enhancements, improvements or additional features and functionality to the Software created by Licensor shall remain the sole property of Licensor.

10.2           Additional Services.  Licensee may, from time to time during the Term, request from Licensor, additional services to aid in the setup, installation and support of the Software on Licensee’s Product Hardware Environment.  Licensor may, at its sole discretion, provide such additional services on such terms as may be then negotiated and agreed to by the Parties in an amendment to this Agreement or in a separate Agreement.

11.	Miscellaneous.

11.1           Waiver.  No provision of the Agreement may be waived except in writing by both Parties hereto.  No failure or delay by either Party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of that or any other right or remedy on any subsequent occasion.

11.2           Severability.  Should one or more provisions of this Agreement be or become invalid or unenforceable, then the Parties hereto will attempt to agree upon valid and enforceable provisions in substitution for the invalid or unenforceable provisions, which in their economic effect come so close to the invalid or unenforceable provisions that it can be reasonably assumed that the Parties would have accepted this Agreement with those new provisions.  If the Parties are unable to agree on such valid and enforceable provisions, the invalidity or unenforceability of such one or more provisions of this Agreement will nevertheless not affect the validity or enforceability of the Agreement as a whole, unless the invalid or unenforceable provisions are of such essential importance to this Agreement that it may be reasonably presumed that the Parties would not have entered into this Agreement without the invalid or unenforceable provisions.

11.3           Assignment; Successors and Assigns.

(a) This Agreement is personal to Licensee, and Licensee may not assign or otherwise transfer this agreement, whether by written assignment, merger, reorganization, by operation of law or otherwise, without the prior written consent of Licensor, within Licensor’s sole discretion.  Any purported assignment or transfer of this Agreement without Licensor’s approval will be void and not merely voidable.  This Agreement will terminate at Licensor’s election upon a Change of Control of Licensee, unless Licensor consents to this Agreement continuing in full force and effect upon such Change of Control.  For purposes of the foregoing, a “Change of Control” of Licensee means: (i) an event or series of related events by which any natural person or business entity becomes the beneficial owner, directly, or indirectly through one or more intermediaries, of securities of Licensee representing fifty percent (50%) or more of (1) the outstanding common stock of Licensee or (2) the combined voting power of Licensee’s then outstanding voting stock (in either case, the “Voting Stock”); (ii) Licensee is party to a merger, acquisition, share purchase, joint venture, consolidation, reorganization, amalgamation, or other transaction having similar effect (each a “Business Change”) which results in the Voting Stock of Licensee outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty percent (50%) of the combined voting power of the Voting Stock of Licensee or such surviving or other entity outstanding immediately after such Business Change; or (iii) the sale or disposition of all or substantially all of Licensee’s assets (or consummation of any transaction having similar effect) related to the Licensed Product.

(b) Licensor may assign this Agreement in whole or in part, within Licensor’s sole discretion.  Licensor will notify Licensee of any assignment.

(c) This Agreement will inure to the benefit of, and be binding upon and enforceable against, the permitted successors or assignees of each Party.

11.4           Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile or .pdf transmission) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together will constitute the same Agreement.

11.5           No Agency.  Nothing herein contained will be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Licensor and Licensee.  Neither Party will at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each Party under this Agreement will be made, undertaken, incurred or paid exclusively by that Party on its own behalf, and not as an agent or representative of the other Party.

11.6           Notices.  All communications between the Parties with respect to any of the provisions of this Agreement will be sent to the addresses found on the first page of this Agreement, or to such other address as designated by one Party to the other by notice pursuant hereto.  All such notices shall be sent by certified mail, return receipt requested or by documented overnight courier and shall be deemed given upon receipt.

11.7           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida (without regard to conflicts of law principles thereof or of any other State).

11.8           Venue; Jurisdiction; Attorney’s Fees.  In the event of any suit, action or otherwise under this Agreement or otherwise each Party hereby irrevocably agrees only to bring a proceeding in a Federal or state court of competent jurisdiction sitting in Broward County, in the State of Florida.  Each Party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objections which they may now have or hereafter have to the laying of any such proceeding brought in an inconvenient form. The prevailing Party in any action brought to interpret or enforce this Agreement shall be entitled to receive attorneys’ fees and costs at both the trial and appellate level.

11.9           Headings.  The article, section and paragraph headings are for convenience of reference only and will not be deemed to affect in any way the language of the provisions to which they refer.

11.10           Entire Agreement.  This Agreement and the Exhibit hereto contain the entire understanding of the Parties relating to the matters referred to herein, supersedes the Original Licensing Agreement and may only be amended by a written document executed on behalf of the respective Parties.

11.11           Rules of Construction.  The use in this Agreement of the terms “include” or “including” means “include, without limitation” or “including, respectively.

11.12           Preparation of Agreement.  Counsel for the Parties have participated in the preparation and review of this Agreement, and have negotiated it on behalf of their respective clients.  For purposes of construction, this Agreement shall be deemed to have been drafted by all Parties, and no ambiguity shall be resolved against any party by virtue of his, her or its participation in the drafting of the Agreement.

IN WITNESS WHEREOF, the parties have each executed this Agreement as of the Effective Date.

LICENSOR: BIO-TECH MEDICAL SOFTWARE, INC. By: _____________________________ Name: Title:
LICENSEE: MEDBOX, INC. By: ____________________________ Name: Title:

EXHIBIT A

Intellectual Property Rights

U.S. Patent Number 8086470

U.S. Patent Number 8335697

Know-How related to the above Patents.